Exhibit 10.1

September 18, 2024

Lynn Beall

c/o TEGNA Inc.

8350 Broad Street, Suite 2000

Tysons, Virginia 22102-5151

Dear Lynn:

On behalf of TEGNA Inc. (the “Company”) and its Board of Directors (the “Board”), I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. In connection with the restructuring of the Company’s operations, your position of Executive Vice President and Chief Operating Officer of Media Operations will be eliminated, which will result in your termination of employment. We appreciate your continued support and expertise to the Company during the restructuring.

This letter agreement (this “Agreement”) memorializes our agreement regarding the terms of your continued employment through your date of termination and the terms of your termination of employment with the Company.

1.
Employment Period. Subject to the terms of this Agreement, you shall continue to serve as Executive Vice President and Chief Operating Officer of Media Operations until the date the position is eliminated but in no event beyond August 31, 2025. If the position of Executive Vice President and Chief Operating Officer of Media Operations is eliminated prior to August 31, 2025, you shall thereafter continue as an employee of the Company in the position, and with the title, of Senior Advisor through August 31, 2025, subject to earlier termination of employment pursuant to Section 4 (the date your employment with the Company is terminated, the “Date of Termination”).
2.
Compensation. In consideration for your services under this Agreement, you shall be eligible for the following compensation and benefits:
a.
Base Salary. Until the Date of Termination, you shall continue to be paid a base salary, payable bi-weekly, at its current an annual rate of $700,000.
b.
Annual Bonus. Subject to your continued employment with the Company through the date annual bonuses are paid in respect of 2024, you shall be eligible for an annual bonus for 2024, based on actual performance. If you serve as Executive Vice President and Chief Operating Officer of Media Operations for any portion of 2025, subject to your continued employment with the Company through August 31, 2025 (or earlier termination of employment by the Company without Cause (as defined in Section 4)) and execution of the Release Agreement (as defined in Section 4), you shall be eligible for an annual bonus for 2025, based on actual performance and prorated based on the period of your service in 2025 as Executive Vice President and Chief Operating Officer of Media Operations. You shall not be eligible for an annual bonus in respect of any portion of 2025 during which you serve as Senior Advisor.
c.
Outstanding Equity Awards. Any equity awards that you hold as of the date hereof shall continue to vest through the Date of Termination in accordance with their terms. For the avoidance of doubt, you shall not be entitled to any additional grants of equity awards following the date of this Agreement.
d.
Welfare and Retirement Benefits. Until the Date of Termination, you shall remain a participant in the Company’s health and welfare benefit plans and retirement plans to the same extent, and at the same level of coverage, as you participated as of the date of this Agreement. Notwithstanding the foregoing, the Company reserves the right at any time to change or discontinue the Company’s benefit plans in the future.
3.
Restrictive Covenants. You acknowledge and agree that all restrictive covenants applicable to you as of the date hereof (the “Restrictive Covenants”) shall continue to apply. Further, you agree that you shall not make any statements, oral or written, that disparage the Company or any of its current or former directors or officers. Likewise, the Company agrees that it shall not make, and shall use reasonable efforts to ensure that current directors and officers of the Company do not make, any statements, oral or written, that disparage you.
4.
Termination of Employment.
a.
Termination Without Cause. Subject to the terms of this Agreement and except as otherwise provided in Section 4.b., for purposes of the TEGNA Inc. Executive Severance Plan (the “Severance Plan”), your separation from service with the Company on August 31, 2025 (or such earlier date as determined by the Company to terminate your employment without “Cause” (as defined in the Severance Plan)) shall be treated as a “Qualifying Termination” (as defined in the Severance Plan). Accordingly, subject to, and in consideration for, your execution of the Release of Claims and Restrictive Covenant Agreement substantially in the form attached to the Severance Plan (the “Release Agreement”) and your non-revocation of the Release Agreement prior to its becoming effective and irrevocable, and your compliance with the terms of the Release Agreement, you shall be entitled to the severance benefits contemplated by, and in accordance with the terms of, the Severance Plan. The Company’s treatment of your separation from service as a Qualifying Termination is conditioned on your representation, as of the end of the day on the Date of Termination, that there do not exist any circumstances, and you have not engaged in any conduct, that could constitute a basis for the Company to terminate your service for Cause. If this representation is subsequently determined to be inaccurate, in addition to any other remedies to which the Company may be entitled, the Company shall be entitled to recover any amounts that would not have been payable had your employment been terminated for Cause.
b.
Other Termination. You agree that this Agreement does not change the status of your employment to anything other than “at will”, and the Company reserves the right to terminate your employment at any time. Nothing in this Agreement shall prohibit the Company from terminating your employment for any reason prior to August 31, 2025 or you from voluntarily terminating your employment prior to August 31, 2025. If, prior to August 31, 2025, your employment is terminated by the Company other than without Cause or by you for any reason other than for Good Reason (as defined below), you shall not be entitled to the severance benefits contemplated by the Severance Plan. For purposes of this Agreement, “Good Reason” is defined as (i) the failure of the Company to pay any compensation to you when due and payable; (ii) a change in the location of your principal place of business to a location more than fifty (50) miles from your current worksite without your prior consent; or (iii) the Company’s material breach of this Agreement or any other agreement between the Company and you; provided that, in the case of each of clauses (i), (ii) and (iii), you provide written notice to the Company within twenty (20) days after you become aware of such action, occurrence or omission, the Company fails to cure such action, occurrence or omission within thirty (30) days after its receipt of such written notice, and you resign from all positions you hold with the Company and its subsidiaries within twenty (20) days after such cure period expires.
c.
Separation from all Positions. On the Date of Termination, you shall separate from service as an employee, officer or director of the Company and each subsidiary of the Company for which you serve in such capacity. While such separations are intended to be self-effectuating, you agree to execute any documentation that the Company determines necessary or appropriate to facilitate such separations.
5.
Full Settlement. You acknowledge and agree that, except as expressly provided in this Agreement, you shall not be entitled to any compensation or benefits from the Company or its subsidiaries or affiliates in connection with your employment or as a result of your termination of employment. For the avoidance of doubt, this Agreement shall not affect, and you shall remain entitled to, any retirement and other benefits that are accrued and vested as of the Date of Termination, including any such accrued and vested benefits under the TEGNA Inc. Deferred Compensation Plan, the TEGNA Inc. Supplemental Retirement Plan and the TEGNA 401(k) Savings Plan.
6.
Tax Withholding. All dollar amounts set forth herein are gross amounts and are subject to applicable tax withholding.
7.
Entire Agreement. This Agreement contains the entire agreement between you and the Company with respect to your termination of employment, and supersedes any and all prior understandings or agreements, whether written or oral, with respect to such matters. This Agreement shall be governed by the laws of the State of Delaware, without reference to the choice of law rules that would cause the application of the law of any other jurisdiction.

8.
Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

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Please indicate your acceptance of the terms of this Agreement by signing where indicated below.

Very truly yours,

TEGNA Inc.

By: /s/ Michael Steib
Name: Michael Steib
Title: President and Chief Executive Officer

[Signature Page to Letter Agreement (Beall)]

Acknowledged and agreed:

/s/ Lynn Beall

Lynn Beall

[Signature Page to Letter Agreement (Beall)]